Exhibit (c)(5)

Project Cypher
Presentation to the Independent
Committee of the Board of Directors

12 August 2008

Table of Contents

1.	Transaction Overview

2.	Company Description

3.	Valuation Considerations

Appendix

	A.	Supplementary Valuation Materials

	B.	Supplementary Transaction Materials

1. Transaction Overview

Transaction Background

On 5 August 2008, NDS Group PLC (“NDS” or the “Company”) announced an agreement in principle with Permira Advisers LLP (“Permira”) and News Corporation (“News Corp”) as to a US$63 per share price at which Permira and News Corp would take the Company private. Announcement follows an initial proposal on 27 June 2008 with an initial offer value of US$60 per share.

•	NDS, (UK Plc listed on Nasdaq), is controlled by News Corp (72% economic interest / 96% voting interest)

	•	News Corp beneficially owns 100% of NDS Series B Ordinary Shares, which have ten votes per share (as opposed to Series A Ordinary Shares, which have one vote per share)

	•	Series A Ordinary Shares are held by public

•	News Corp and Permira are proposing to take NDS private in a transaction involving the following key components:

	•	Cancellation of all Series A Ordinary Shares acquired from public shareholders at US$63 per share in cash

	•	Cancellation of approximately 67% of News Corp’s held Series B Ordinary Shares at US$63 per share in a mix of cash and a US$242m (1) Vendor Note

	•	“Roll-over” of News Corp’s remaining approximately 33% of Series B Ordinary Shares into NDS

	•	The cash required to acquire NDS shares from public shareholders and News Corp would be funded through a combination of (i) new equity from Permira, (ii) new NDS debt, and (iii) cash on NDS balance sheet

	•	The transaction would result in News Corp and Permira owning 49% and 51% of the outstanding shares of NDS, respectively — before dilution from management ownership

•	News Corp does not intend to divest its entire stake in NDS, as NDS remains a strategic asset for the group

•	The proposed transaction is driven by NDS status as a “CFC” of News Corp, which imposes limitations on the use of NDS cash

	•	Limits on cash distributions to shareholders

	•	Limits on acquisitions by NDS in the US

•	The partnership with Permira is intended to provide a structure which favourably addresses the CFC issue

(1)	Sourced from the Draft Structure Paper prepared by PWC dated 8 August 2008

1

Transaction Considerations

Approvals and Funding

•	News Corp and Permira intend to implement the transaction by way of a scheme of arrangement under Part 26 of the Companies Act 2006 (U.K.). Implementation of the scheme will be subject to:

• The approval of Series A Ordinary Shareholders representing a majority in number and 75% in value

• Court approval

• The availability of a certain minimum amount of distributable profits and freely available cash at NDS

• Certain customary conditions, including the receipt of required antitrust approvals

•	NDS, News Corp and Permira have negotiated the key areas of the transaction

•	The transaction as proposed would be funded by a mix of newly incurred NDS senior and mezzanine indebtedness, an investment provided by Permira and cash on hand at the NDS group

Takeover Code

•	As a result of NDS listing on Nasdaq, the proxy statement for the transaction will be subject to review by the SEC

•	The UK Panel on Takeovers and Mergers has confirmed that the City Code on Takeovers and Mergers (the “City Code”) will not apply to the proposed transaction

•	The Independent Committee has considered the proposed transaction and made its recommendation that NDS should enter into the proposed transaction and Class A shareholders should vote to approve the proposed transaction

•	The NDS board, including the News Corp executives, approved the establishment of the Independent Committee

2

Transaction Chronology

Date	Description
June 26, 2008	• Initial meeting between Citi and NDS management team
• Management team indicates existence of more optimistic set of assumptions than incorporated in financing

June 27, 2008	• News Corp / Permira publicly announce proposal to take NDS private at offer price of US$60 per share

July 2, 2008	• Citi due diligence session with management team
• Independent Committee of the Board of Directors instructs NDS management to distribute more optimistic set of assumptions to Citi

July 3, 2008

•    Management team provides Citi with more optimistic set of assumptions but states belief that base case projections are already aggressive. Upside variables include (i) higher growth rates for 4 business lines in New Technologies segment and (ii) lower recycling rates for its smart cards by one of its largest customers. Upsides provide incremental revenue and EBITDA growth (assuming all upsides are realized, assumptions in total provide incremental EBITDA of US$67m in FY 2012)

July 6, 2008	• Citi discussion with management team re: upside operating assumptions

July 7, 2008	• Per respective shareholder requests to Independent Committee, Citi meeting with Egerton Capital and existing shareholder (Investor X)

July 10, 2008	• Per shareholder request to Independent Committee, Citi discussion with existing shareholder (Investor W)

July 11, 2008	• Citi meeting with Independent Committee
• Per shareholder request to Independent Committee, Citi discussion with existing shareholder (Investor Y)

July 14, 2008	• Management presentation by Abe Peled (CEO) and Alex Gersh (CFO) to Citi

July 17, 2008	• Discussion between Citi and News Corp / Permira with advisors to discuss Independent Committee feedback to proposal. Citi communicates per share valuation level of “number that starts with a 7”

July 18, 2008	• Per shareholder request to Independent Committee, Citi discussion with existing shareholder (Investor Z)

July 24, 2008	• In-person meeting with GS (Permira’s advisor) and JPM (News Corp’s advisor) to discuss Citi valuation approach
• Subsequent discussion with management team re: upside case, who indicates that it is not appropriate to factor all upside assumptions at once

July 29, 2008	• In-person meeting with principals (Permira / News Corp) and their advisors (GS / JPM)
• Principals re-confirm proposal of US$60 per share
• Management team indicates that magnitude of upside related to lower recycling rates are not attainable given recycling practices of key customer today

August 1, 2008	• News Corp / Permira indicates revised offer of US$62 per share
• Independent Committee communicates counter-proposal of US$65 per share

August 4, 2008	• News Corp / Permira indicates “best and final” offer of US$63 per share
• Citi reaches out to Permira’s adviser to confirm whether the offer is truly “best and final” and presses for a bump to US$63.50 per share
• Goldman Sachs confirms US$63 offer per share is “best and final”

August 5, 2008	• NDS announces an agreement in principle as to a US$63 per share price at which to take NDS private

3

Summary Transaction Overview

Summary of Transaction Economics and Structure

Consideration / Price	• Public shareholders (1)

• Receive US$63 / share (US$1,220m net) in cash for 19.4m (2) Series A shares

• News Corp

• Receives US$63 / share (US$1,764m) for 28.0m Series B shares in a mix of cash (US$1,522m) and a US$242m Vendor Note

• Rolls over 14.0m Series B shares for a 49% interest

Third Party Financing	• US$918m in equity secured from Permira Funds

• US$1,275m in debt committed by JPMorgan and Morgan Stanley

Resulting NDS Ownership	• Permira – 51% • News Corp – 49% }	Before dilution from management ownership

Structure	• UK court approved scheme of arrangement

• Requires approval of Series A shareholders representing majority in number and 75% in value

Source: PWC Draft Structure Paper – 8th August 2008.

(1)    Includes public shareholders, LTIP and option holders.

(2)    Diluted shares outstanding as per treasury stock method; includes shares, LTIP and option holders. Based on 16.2m Class A shares, 2.4m Options and 0.8m LTIPs.

Sources and Uses (US$ millions, except per share data)

Sources
Debt financing	US$	1,275
Permira Funds equity contribution (1)		918
News Corp B Share Rollover		882
Less: News Corp B Share Rollover		(882)
Management equity (1)		14
News Corp vendor note		242
Excess cash on balance sheet (2)		797

Total sources	US$	3,246

Uses
Purchase of public equity	US$	1,019
Purchase of News Corp equity		2,646
Acquisition of Options and LTIP Shares		201
Less: News Corp equity roll-over		(882)
Transaction expenses (3)		142
Overfunding (Surplus cash)		60
Debt-like obligations assumed (4)		60

Total uses	US$	3,246

Source: PWC Draft Structure Paper – 8th August 2008.

Note: Based on News Corp ownership pre-deal of 42.0m Series B shares.

(1)	Based on a US$13.5m minimum management contribution for a combination of Hurdle Shares and Series B shares; management has the option to invest in additional Series B shares.
(2)	Assumes US$725m cash on balance sheet and US$72m from options proceeds.
(3)	Estimate; includes (a) US$45m of financing, advisory, legal, transaction and (b) investor fees of US$30m (US$15m to Permira; US$15m to News Corp).
(4)	Debt like items include costs associated with releasing trapped cash, contingent liabilities from prior acquisitions, liability accruals and claims, and pension deficit (source: PWC).

4

2. Company Description

NDS Business Overview

Business Description

• NDS Group plc (NDS) is engaged in the business of supplying open end-to-end digital technology and services to digital pay-television platform operators and content providers

• NDS is a leading provider of Conditional Access (CA) to digital pay TV providers worldwide and in the middleware market

• By the fiscal year-end 2007, NDS had an install base of c.83m smart cards serving over 50 major TV platforms in 35 countries

• NDS technologies and services include:

• Conditional access (CA) and microprocessor security and broadcast stream management

• Controls access to premium content via encryption

• Protects premium content from piracy thereby securing revenue streams for its customers

• Set-top box (STB) and residential gateway middleware

• Provides consistent user interface irrespective of STB vendor

• Allows variety of applications to run on STB developed by different manufacturers

• Digital video recording (DVR) technologies

• Stores digital content on internal hard disk and makes it accessible for future viewing

• Electronic program guides (EPGs)

• Navigation tool to select / discover online content by remote control

• Interactive infrastructure and applications

• Features interactive applications and advertising

• Other

• Offers IP-based video services, CA and middleware solutions

• Provides technical support and consulting services

• NDS provides technologies and services supporting both standard definition and high-definition broadcast television, and a variety of industry and Internet protocol standards

Revenue Breakdown

Revenue by Product

Revenue by Major Clients

Note: Based on Reported revenues as of fiscal year-end June 2007.

(1)	Includes Middleware and EPG revenues.
(2)	DVR and Interactive infrastructures revenues.
(3)	Includes KDG, KBW, Premiere, Foxgtel, Cablevision, Sky NZ, Astro, YES, HOT, Eastern Europe Platforms, Viasat, Gateway Communications, Indovision, Tandberg, Auna, CYTA, Galaxy, Star, Sky (SPOT), Dogan.

5

Competitive Landscape

Pay TV Market

System Integration

Competitive Landscape

Note: The above selected competitors are for illustrative purposes only and are not intended to be an exhaustive list. Source: Company reports and Citi analysis.

6

Management Case Summary Comparison

Management believes the base case is aggressive. The upside case assumes further optimistic assumptions, which Management does not believe can all be realised. For illustrative purposes, the upside case, as per below, shows revenue and EBITDA assuming all optimistic assumptions are realised.

## Revenue (US$m)

CAGR '07-'12
13.2%
13.0%
11.8%
1,400
1,300
1,200
1,100
1,000
900
800
700
600
2007A
2008E
2009E
2010E
2011E
2012E
709
709
709
835
835
835
906
906
906
1,031
1,017
1,004
1,148
1,133
1,113
1,321
1,305
1,242

| Growth | 2008E | 2009E | 2010E | 2011E |
| --- | --- | --- | --- | --- |
| Management Case | **8.4%** | **10.8%** | **10.9%** | **11.6%** |
| Management Upside Case | **8.4%** | **13.9%** | **11.3%** | **15.1%** |
| Management Revised Upside Case | 8.4% | 12.2% | 11.5% | 15.2% |
| **Management Revised Upside Case vs. Management Case Delta ($m)** | | | | |
| *Key Customer Cards Recycling* | *+0m* | *+7m* | *+12m* | *+13m* |
| *New Technologies Delta* | *+0m* | *+5m* | *+8m* | *+51m* |
| *Revised Upside Case Total Delta* | *+0m* | *+13m* | *+20m* | *+64m* |

## EBITDA (US$m)

CAGR '07-'12
17.6%
17.1%
13.7%
500
450
400
350
300
250
200
150
2007A
2008E
2009E
2010E
2011E
2012E
191
191
191
232
232
232
251
251
251
300
291
281
350
341
326
430
420
363

| Margin | 2009E | 2010E | 2011E | 2012E |
| --- | --- | --- | --- | --- |
| Management Case | **27.8%** | **28.0%** | **29.3%** | **29.2%** |
| Management Upside Case | **27.8%** | **29.1%** | **30.5%** | **32.6%** |
| Management Revised Upside Case | 27.8% | 28.6% | 30.1% | 32.2% |
| **Management Revised Upside Case vs. Management Case Delta ($m)** | | | | |
| *Key Customer Cards Recycling* | *+0m* | *+4m* | *+8m* | *+8m* |
| *New Technologies Delta* | *+0m* | *+5m* | *+8m* | *+50m* |
| *Revised Upside Case Total Delta* | *+0m* | *+10m* | *+16m* | *+58m* |

Management Case — Management Upside Case — Management Revised Upside Case

Source: Company Information.

Note: Financials as of Year end in June. Financials are not adjusted for the management costs or the currency impact.
(1) Assuming 40% Recycling rate for key customers from 2010 onwards.

7

Management Case: Detailed Comparison

Management believes the base case is aggressive. The upside case assumes further optimistic assumptions, which Management does not believe can all be realised. For illustrative purposes, the upside case, as per below, shows revenue and EBITDA assuming all optimistic assumptions are realised.

	Management Case					‘09-12	Management Revised Upside Case					‘09-12
Fiscal Year End June	2008E	2009E	2010E	2011E	2012E	CAGR	2008E	2009E	2010E	2011E	2012E	CAGR
Revenue
Conditional Access	465	477	507	511	556	5.3%	465	477	511	518	563	5.7%
Integration, Development and Support	58	65	69	73	78	6.5%	58	65	69	73	78	6.5%
License Fees and Royalties	120	136	160	180	215	16.3%	120	136	161	182	217	16.7%
New Technologies	187	222	263	342	387	20.3%	187	222	270	353	441	25.7%
Other	6	6	6	6	6	2.5%	6	6	6	6	6	2.5%

Total Revenue	835	906	1,004	1,113	1,242	11.1%	835	906	1,017	1,133	1,305	13.0%
% Growth	17.7%	8.4%	10.8%	10.9%	11.6%		17.7%	8.4%	12.2%	11.5%	15.2%
COGS
Operations	(200)	(208)	(251)	(302)	(352)	19.2%	(200)	(208)	(251)	(302)	(352)	19.2%
Smart Card Costs	(93)	(113)	(114)	(100)	(109)	(1.2)%	(93)	(113)	(116)	(104)	(114)	0.2%
Royalty Costs	(21)	(22)	(24)	(27)	(31)	13.1%	(21)	(22)	(24)	(28)	(33)	14.6%
Other	(4)	(3)	(3)	(4)	(4)	10.0%	(4)	(3)	(3)	(4)	(4)	10.0%

Total of Cost of Sales	(317)	(346)	(392)	(433)	(497)	12.8%	(317)	(346)	(395)	(437)	(503)	13.3%
% of Revenue	38.0%	38.2%	39.0%	38.9%	40.0%		38.0%	38.2%	38.8%	38.6%	38.5%

Gross Profit	518	560	595	680	745	10.0%	518	560	622	696	803	12.8%
% Margin	62.0%	61.8%	59.3%	61.1%	60.0%		62.0%	61.8%	61.2%	61.4%	61.5%

Total Operating Costs	(639)	(693)	(764)	(827)	(917)	9.8%	(639)	(693)	(767)	(831)	(923)	10.0%
% of Revenue	76.6%	76.5%	76.1%	74.3%	73.8%		76.6%	76.5%	75.5%	73.4%	70.7%

EBIT	196	212	240	286	325	15.2%	196	212	250	302	383	21.7%
% Margin	23.4%	23.5%	23.9%	25.7%	26.2%		23.4%	23.5%	24.5%	26.6%	29.3%

EBITDA	232	251	281	326	363	13.0%	232	251	291	341	420	18.7%
% Margin	27.8%	27.8%	28.0%	29.3%	29.2%		27.8%	27.8%	28.6%	30.1%	32.2%

Source: Company information.

Note: Financials as of Year end in June. Financials are not adjusted for the management costs or the currency impact.

8

Adjustments to Management Projected EBITDA

| (US$ Million, Unless Otherwise Stated) | Year Ended June 30 2008E | 2009E | 2010E | 2011E | 2012E | '08-12 CAGR |
|---|---|---|---|---|---|---|
| **EBITDA per Management Case** | **249** | **251** | **281** | **326** | **363** | **8.5%** |
| *EBITDA Margin* | *31.3%* | *27.8%* | *28.0%* | *29.3%* | *29.2%* | -- |
| 1. Exchange Rate Adjustment to Israel Cost Base | -- | (18) | (19) | (17) | (15) | -- |
| 2. Management Incentivisation Costs | (17) | (18) | (20) | (22) | (23) | -- |
| 3. Deferred Revenue Adjustment | (13) | (29) | (30) | (8) | (6) | -- |
| **Adjusted EBITDA** | **219** | **187** | **212** | **278** | **318** | **9.8%** |
| *EBITDA Margin* | *26.2%* | *20.6%* | *21.1%* | *25.0%* | *25.6%* | -- |

**1. Israel Shekel / US$ Exchange Rate**

- NDS costs have been adversely affected by the depreciation of the US$ against the other operating currencies of the group
- Euro and Sterling impact mitigated by revenues generated in same currencies, however NDS has minimal Shekel revenues to offset Shekel costs
- Shekel costs represent on average c. 25% of the group's total operating expenses and Israel headcount comprises 30% of total headcount
- Exposure is not hedged, consequently movements in the Shekel/US$ exchange rate have a material impact on the results and cash flows of NDS
- Recent movements have seen rates fall (from 4.11 to 3.26)
- Management's projections inherently assume forward rate of 3.65; however current spot rate is 3.26
- Adjustment is based on the current Shekel/US$ spot rate as of 5th July 2008 of 3.262 vs. assumed management rate
- Per NDS guidance, in the event the Shekel remains near current levels, Israel staff headcount remains flat beyond 2010 (vs. projected increases in Management Case) with additional required staff being hired in India instead

**2. Management Incentivisation Costs: Equity Based Compensation**

- Management's projections do not include costs related to the long-term incentive plan
- Based on discussion with the management, the related costs for FY 2008 amount to US$17m (including US$4.8m performance based in 2008)
- Adjustments made to the EBITDA per Management to reflect incremental costs (projected to increase with growth in headcount per company guidance)

**3. Deferred Revenue**

- NDS generated significant deferred revenue due to an agreement with a number of its customers to issue new cards in the event of a security breach
- NDS is amending agreements with its customers to reduce ongoing payments and provide a number of cards at no cost in exchange for no longer being responsible for further card changeovers (NDS realises revenue of cards and costs even though it does not receive any cash related to these cards)
- Adjustment cancels the non-cash revenue and the associated costs

9

3. Valuation Considerations

Summary Valuation

(1)	Based on median of 2008-10 FV / EBITDA trading multiple for Kudelski, OpenTV, Aladdin and Macrovision applied to NDS Management Upside Case EBITDA.
(2)	Based on median of 2008-10 FV / EBITDA trading multiple for Kudelski, OpenTV, Aladdin and Macrovision applied to NDS EBITDA adjusted for currency, management cost and deferred revenue, as described previously. Firm Value adjusted for NPV of costs associated to deferred revenue of US$89m.
(3)	Based on Kudelski 2008 FV / EBITDA multiple applied to NDS management adjusted EBITDA. Firm Value adjusted for NPV of costs associated to deferred revenue of US$89m.
(4)	Valuation based on 3.75-year DCF applied to the Management Adjusted Case projections. DCF assumes a WACC of 9.5% and a perpetuity growth rate of 3% to 3.5%. Firm Value to fully diluted Equity Value adjustments incorporates Sept 08 balance sheet projected as per the Presentation to the Independent Directors prepared by News Corp and Permira on 27 June 2008 which includes debt-like items of US$60m and cash position of US$725m. Per share costs reflect 100% of NPV impact.
(5)	Based on Management Adjusted Case DCF valuation plus NPV of upsides related to New Technologies segment and the Recycling upside related to key customers (see page 8 and 16 for additional details).
(6-7)	Based on 17.5%-22.5% return for Permira, exit in 2012 at 12.0x Forward EBITDA. Firm Value to Equity adjustment based on projected Sept-08 Net Debt.
(8)	Based on the high/low range of broker target prices. Brokers include Natexis, Goldman Sachs, Morgan Stanley, Kaufman Brothers and RBC Capital Markets.
(9)	Based on the +15% / +25% premium range on the volume weighted average price (US$51.87) from Q3 2008 earnings release (1 May 2008) to the day prior to the transaction’s initial offer announcement date (26 June 2008).
(10)	Based on the +15% / +25% premium range on the volume weighted average price (US$51.10) from the Goldman Sachs report on 29 May 2008 to the day prior to the transaction’s initial offer announcement date.

10

Share Price Performance

3-Year Share Price Performance

Pre Initial Offer Announcement Premium

Actual	Price ($)	Offer Premium (1)
1 day prior (2)	49.70	26.8%
Since Goldman Sachs report 29/5/2008 (3)	51.31	22.8%
Since 1st May ’08 Earnings Announcement	52.07	21.0%
52-week high	62.04	1.5%
1-month average	51.57	22.2%
3-month average	50.80	24.0%
6-month average	51.16	23.1%
1-year average	51.71	21.8%
3-year average	47.33	33.1%

Cash Adjusted (4)	Price ($)	Offer Premium (5)
1 day prior (2)	38.08	34.9%
Since Goldman Sachs report 29/5/2008 (3)	39.70	29.4%
Since 1st May ’08 Earnings Announcement	40.46	27.0%
52-week high	51.27	0.2%
1-month average	39.96	28.6%
3-month average	39.20	31.1%
6-month average	39.82	29.0%
1-year average	40.94	25.5%
3-year average	39.75	29.3%

Post Initial Offer Announcement Performance

Source: Factset and Company filings

(1)	Based on US$63 per share offer price.
(2)	Reflects the last closing price prior to the Initial Offer Announcement on 27 June 2008 (Announced post market close).
(3)	Goldman Sachs report dated 29 May 2008 downgraded NDS from a buy recommendation to a neutral. NDS share price declined 9.46%/day post report publication.
(4)	Based on actual share price(s) adjusted for per share cash balance (on a quarterly basis) using fully diluted shares outstanding based on the treasury stock method.
(5)	Based on US$63 per share offer price adjusted for last reported cash balance.

11

Broker Perspectives

Broker Recommendations

Analyst Target Prices (US$)

Market Reaction

Brokers Valuation Methodologies

Broker	Stock Rating	Methodology	WACC / Multiple
RBC Capital 5 August 2008	•Outperform - US$66	•EPS Multiple	•FY09E = 24x

Natexis 5 August 2008	•Hold - US$65	•DCF	•WACC: 9.8% •Terminal EBITDA: 14.5x

Morgan Stanley 29 May 2008	•Overweight - US$61	•DCF	•WACC: 8.7% (1.2 Beta) •Terminal Growth Rate: 2%

Kaufman Bros 30 June 2008	•Buy - US$60	•FCF	•WACC: 11.5% •2012 FCF Multiple: 18.0x

Goldman Sachs 30 June 2008	•Neutral - US$55	•P/E Multiple	•FY08E = 20x

Source: Factset, Brokers’ reports.

12

Trading Multiples

## FV / Revenue 2008-09E, '08 – '10 CAGR

8.8%
11.1%
17.8%
8.1%
11.7%
3.2x
2.8x
2.7x
2.4x
0.9x
0.8x
0.8x
0.7x
0.7x
0.7x
Macrovision
NDS (Brokers)
OpenTV
Kudelski
Aladdin

## FV / EBITDA 2008-09, '08 –'10 CAGR

61.7%
12.7%
27.9%
80.6%
29.46%
11.2x
5.0x
10.0x
8.8x
8.9x
6.5x
7.5x
3.9x
5.6x
4.3x
Kudelski
NDS (Brokers)
Macrovision
OpenTV
Aladdin

## FV / AFCF 2008-09E, '08 – '10 CAGR

13.2%
31.9%
89.0%
35.7%
NM
11.0x
9.7x
10.1x
7.0x
8.7x
4.3x
6.8x
5.0x
0.0x
11.1x
NDS (Brokers)
Macrovision
OpenTV
Aladdin
Kudelski

## P / E 2008-09E, Net Income '08 – '10 CAGR

14.4%
31.0%
35.3%
NM
NM
20.0x
15.8x
17.0x
13.0x
12.7x
8.7x
9.5x
5.4x
NM
NDS (Brokers)
Aladdin
Macrovision
Kudelski
OpenTV

2008 2009

Note:	Market Data as of 26 June 2007 (day prior to transaction’s initial offer announcement). Calendarised financials. Macrovision pro forma for the acquisition of Gemstar.

13

Discounted Cash Flow Valuation Summary

Discounted Cash Flow Assumptions

•	Valuation based on 3.75-year DCF (09/30/08 to 06/30/12).

•	Assumes a WACC of 9.5% with perpetuity growth range of 3.0% -3.5% for the Management case and incremental cash flows related to the Recycling Cards upside

•	Assumes a WACC of 12.5% with perpetuity growth range of 4.0% - 5.0% for incremental cash flows related to New Technologies upside

•	Mid-point Terminal FV/EBITDA of 10.3x for the Management Case or 10.7x for the Management Upside Case

Adjustments Summary

•	Management Costs Adjustment

•	Management projections do not include management incentivisation costs

•	Per discussion with management, incorporates incremental management incentivisation costs (from base of US$17 million in FY 2008 grown in line with projected headcount)

•	Shekel Adjustment

•	Incorporates incremental cash costs from the differential between the spot rate (3.262 as of 5 July, 2008) and the assumed management rate (3.65)

•	Assumes hiring of additional required staff in India instead of Israel (excl. Jungo) to mitigate Shekel impact

(USD, per share value unless stated otherwise)	Management Case		Revised Management Upside Case
	Low	High	Low (2)	High (3)
Implied Share Price (1)	62.7	66.4	69.4	73.9
Management Costs	(3.2)	(3.8)	(3.2)	(3.8)
Shekel Adjustment	(3.8)	(4.0)	(3.8)	(4.0)
Fully Adjusted Share Price (100% NPV of Adjustments)	55.7	58.6	62.4	66.1

Notes:	Firm Value to fully diluted Equity Value adjustment incorporates 30-Sept-08 balance sheet projected as per the Presentation to the Independent Directors prepared by News Corp and Permira on 27 June 2008 which includes debt-like items of US$60m and cash position of US$725m.

(1)	Based on fully diluted shares outstanding.
(2)	The low case scenario is calculated as the Management case low implied share price plus the NPV of the New Technologies incremental value (at a WACC of 12.5% and a Perpetuity Growth of 4%) plus the recycling cards incremental value (at a WACC of 9.5% and a Perpetuity growth of 3.0%)
(3)	The high case scenario is calculated as the Management case high implied share price plus the NPV of the New Technologies incremental value (at a WACC of 12.5% and a Perpetuity Growth of 5%) plus the recycling cards incremental value (at a WACC of 9.5% and a Perpetuity growth of 3.5%)

14

Management Case Discounted Cash Flow Analysis

	Projected Fiscal Year End June,
USD (m)	FY2009	FY2010	FY2011	FY2012
EBITDA	251	281	326	363
Depreciation & Amortisation	39	41	39	38
EBIT	212	240	286	325
Tax on EBIT (Tax Rate: 29.5%) in 2008 and 28% thereafter	59	67	80	91
NOPLAT	153	173	206	234
Depreciation & Amortisation	39	41	39	38
Change in Working Capital	(11)	(9)	(13)	(12)
Capital Expenditures	(26)	(31)	(30)	(34)

Unlevered Free Cash Flow	132	129	200	230
Terminal EBITDA				363
Terminal Unlevered Free Cash Flow				227

	Perpetuity Growth Rate
	2.75%		3.00%		3.25%		3.50%		3.75%
WACC	Firm Value as of 30-Sep-08
8.50%	3,548		3,691		3,848		4,020		4,211
9.00%	3,256		3,375		3,505		3,646		3,801
9.50%	3,008		3,109		3,217		3,335		3,463
10.00%	2,794		2,880		2,972		3,071		3,179
10.50%	2,608		2,682		2,761		2,846		2,937

WACC	Firm Value / CY2009E EBITDA Multiple
8.50%	14.7	x	15.3	x	15.9	x	16.6	x	17.4	x
9.00%	13.5	x	14.0	x	14.5	x	15.1	x	15.7	x
9.50%	12.4	x	12.9	x	13.3	x	13.8	x	14.3	x
10.00%	11.6	x	11.9	x	12.3	x	12.7	x	13.2	x
10.50%	10.8	x	11.1	x	11.4	x	11.8	x	12.2	x

	Perpetuity Growth Rate
	2.75%	3.00%	3.25%	3.50%	3.75%
WACC	Equity Value Per Share (1) as of 30-Sep-08
8.50%	69.9	72.2	74.8	77.6	80.7
9.00%	65.1	67.0	69.2	71.5	74.0
9.50%	61.1	62.7	64.5	66.4	68.5
10.00%	57.6	59.0	60.5	62.1	63.8
10.50%	54.5	55.7	57.0	58.4	59.9

WACC	Implied Terminal EBITDA Multiple
8.50%	11.2x	11.7x	12.3x	12.9x	13.6x
9.00%	10.3x	10.7x	11.2x	11.8x	12.3x
9.50%	9.5x	9.9x	10.3x	10.8x	11.3x
10.00%	8.9x	9.2x	9.6x	10.0x	10.4x
10.50%	8.3x	8.6x	8.9x	9.2x	9.6x

Note:	Valuation based on 3.75-year DCF applied to the Management Case projections. DCF assumes a WACC of 9% to 10% and perpetuity growth rate of 3% to 3.5%, implying a mid-point terminal EBITDA of 10.3x. EBITDA adjusted for currency and management cost.

(1)	Firm Value to Equity adjustment includes Sept-08 projected debt-like items of US$60m and cash position of US$725m as per the Presentation to the Independent Directors prepared by News Corp and Permira on 27 June 2008.

15

Revised Upsides Valuation Impact

Recycling Cards

Incremental NPV Impact (US$)

	Perpetuity Growth Rate
	2.75%	3.00%	3.25%	3.50%	3.75%
WACC	Equity Value as of 30-Sep-08
8.50%	91.0	94.9	99.1	103.8	109.0
9.00%	83.1	86.3	89.8	93.7	97.9
9.50%	76.3	79.1	82.0	85.2	88.7
10.00%	70.5	72.9	75.4	78.1	81.0
10.50%	65.5	67.5	69.7	72.0	74.4

Incremental NPV Impact – Per share (US$)

	Perpetuity Growth Rate
	2.75%	3.00%	3.25%	3.50%	3.75%
WACC	Equity Value Per Share (1) as of 30-Sep-08
8.50%	1.5	1.5	1.6	1.7	1.8
9.00%	1.4	1.4	1.5	1.5	1.6
9.50%	1.2	1.3	1.3	1.4	1.4
10.00%	1.2	1.2	1.2	1.3	1.3
10.50%	1.1	1.1	1.1	1.2	1.2

New Technologies Incremental NPV Impact (US$)

	Perpetuity Growth Rate
	3.50%	4.00%	4.50%	5.00%	5.50%
WACC	Equity Value as of 30-Sep-08
9.50%	503.1	548.1	602.1	668.1	750.6
10.00%	459.2	496.9	541.3	594.6	659.8
12.50%	314.0	332.0	352.3	375.2	401.5
15.00%	232.9	243.2	254.4	266.8	280.5
17.50%	181.6	188.1	195.1	202.6	210.8

Incremental NPV Impact – Per share (US$)

	Perpetuity Growth Rate
	3.50%	4.00%	4.50%	5.00%	5.50%
WACC	Equity Value Per Share (1) as of 30-Sep-08
9.50%	8.2	8.9	9.8	10.9	12.2
10.00%	7.5	8.1	8.8	9.7	10.8
12.50%	5.1	5.4	5.7	6.1	6.5
15.00%	3.8	4.0	4.2	4.4	4.6
17.50%	3.0	3.1	3.2	3.3	3.4

Note:	Valuation date as of 30-Sept-08. Assumes stub period of 30-Sept-08 to 30-Jun-08 for FY2009 Cash Flows.

(1)	Incorporates 30-Sept-08 balance sheet projected as per the Presentation to the Independent Directors prepared by News Corp and Permira on 27 June 2008 which includes debt-like items of US$60m and cash position of US$725m. Fully diluted number of shares of 61.3m.

16

Management Costs and FX Rate Adjustments - DCF Valuation

Shekel / US$ FX Rate Adjustments Valuation - at Spot Rate (2)

	Projected year end June,
	2008	2009	2010	2011	2012
Israel Total Expenses as per Mgmt - at 3.65	—	150	161	178	196
FX Rate	3.65	3.65	3.65	3.65	3.65
Adjusted Total Expenses - at Spot Rate 3.26	—	168	180	199	219
FX Rate	3.26	3.26	3.26	3.26	3.26

Currency Impact Cash Flows - at Spot Rate 3.26	0.0	(17.9)	(19.2)	(21.2)	(23.3)
Savings on Staff Reallocation	0.0	0.0	0.0	3.9	8.4

Total Impact Cash Flows	0.0	(17.9)	(19.2)	(17.3)	(14.9)
Tax Rate	29.5%	28.0%	28.0%	28.0%	28.0%
Tax Savings	0.0	(5.0)	(5.4)	(4.8)	(4.2)

Net Currency Impact Cash Flows	0.0	(12.9)	(13.8)	(16.4)	(19.2)
Discounted Cash Flows	0.0	(11.5)	(11.2)	(12.2)	(13.0)
Terminal Cash Flow					(19.2)
Terminal Value @ 2% Perpetuity Growth Rate	(260.7)
PV of Terminal Value	(177.3)
Total PV of Cash Flows at WACC of 9.5%	(225.3)

Assumptions
Perpetuity Growth Rate	2.0%
WACC	9.5%

Value as a Sensitivity of Perpetuity Growth and WACC

Total Amount (US$ million)

		Perpetuity Growth Rate
		1.0%	1.5%	2.0%	2.5%	3.0%
	8.5%	(259.8)	(260.9)	(261.9)	(263.0)	(264.0)
	9.0%	(240.4)	(241.3)	(242.3)	(243.2)	(244.2)
WACC	9.5%	(223.5)	(224.4)	(225.3)	(226.1)	(227.0)
	10.0%	(208.8)	(209.6)	(210.4)	(211.2)	(212.0)
	10.5%	(195.8)	(196.5)	(197.3)	(198.0)	(198.8)

Value per Share (3) (US$)

		Perpetuity Growth Rate
		1.0%	1.5%	2.0%	2.5%	3.0%
	8.5%	(4.32)	(4.34)	(4.36)	(4.37)	(4.39)
	9.0%	(4.00)	(4.01)	(4.03)	(4.04)	(4.06)
WACC	9.5%	(3.72)	(3.73)	(3.75)	(3.76)	(3.77)
	10.0%	(3.47)	(3.49)	(3.50)	(3.51)	(3.52)
	10.5%	(3.26)	(3.27)	(3.28)	(3.29)	(3.30)

(1)	Shekel / US$ exchange rates based on EIU projections.
(2)	Based on Shekel / US$ spot rate as of 5-Jul-08.
(3)	Based on Fully Diluted TSM number of shares.

Management Costs Valuation

	Projected year end June,
	2008	2009	2010	2011	2012
Management Costs	—	(18.0)	(20.0)	(21.9)	(23.2)
Cost Per Head ($k)	4.4	4.4	4.4	4.4	4.4
Group Headcount (‘000s)	—	4,128	4,598	5,028	5,328
Tax Rate	29.5%	28.0%	28.0%	28.0%	28.0%
Tax Savings	0.0	(5.0)	(5.6)	(6.1)	(6.5)

Net Management Costs Cash Flows	0.0	(12.9)	(14.4)	(15.8)	(16.7)
Discounted Cash Flows	0.0	(11.5)	(11.7)	(11.7)	(11.4)
Terminal Cash Flow					(16.7)
Terminal Value @ 2% Perpetuity Growth Rate	(227.0)
PV of Terminal Value at WACC of 9.5%	(154.4)
Total PV of Cash Flows at WACC of 9.5%	(200.8)

Assumptions
Perpetuity Growth Rate	2.0%
WACC	9.5%

Value as a Sensitivity of Perpetuity Growth and WACC

Total Amount (US$ million)

		Perpetuity Growth Rate
		1.0%	1.5%	2.0%	2.5%	3.0%
	8.5%	(206.5)	(218.7)	(232.8)	(249.2)	(268.6)
	9.0%	(193.1)	(203.6)	(215.7)	(229.5)	(245.7)
WACC	9.5%	(181.3)	(190.4)	(200.8)	(212.6)	(226.3)
	10.0%	(170.8)	(178.8)	(187.8)	(198.0)	(209.7)
	10.5%	(161.4)	(168.4)	(176.3)	(185.2)	(195.3)

Value per Share (1) (US$)

		Perpetuity Growth Rate
		1.0%	1.5%	2.0%	2.5%	3.0%
	8.5%	(3.43)	(3.64)	(3.87)	(4.14)	(4.47)
	9.0%	(3.21)	(3.39)	(3.59)	(3.82)	(4.09)
WACC	9.5%	(3.01)	(3.17)	(3.34)	(3.54)	(3.76)
	10.0%	(2.84)	(2.97)	(3.12)	(3.29)	(3.49)
	10.5%	(2.68)	(2.80)	(2.93)	(3.08)	(3.25)

17

LBO Analysis – Management Case

Sources and Uses

Sources	US$ in m	Uses	US$ in m
Term loan A	300	Purchase of public equity	1,019
Term loan B	295	Purchase of News Corp equity	2,646
Term loan C	295	News Corp equity rollover	(882)

Total Senior Debt	890	LTIP	51
		Options	150
Mezzanine	385	Debt-Like Obligation (5)	60

Total Debt	1,275

News Corp Vendor Note	242	Fees & expenses (4)	142

Excess Cash on Balance Sheet (3)	725	Overfunding (Minimum Cash)	60
Cash from Options	72

Permira Equity Contribution (1)	918
News Corp Equity Roll Over (1)	882
Less News Corp Equity Roll Over	(882)
Management Equity (1)	14

Shareholders’ Equity	931

Total Sources (Drawn)	3,246	Total Uses	3,246

Pro Forma Capitalisation

		x CY 08E				%of Total	Pricing
	$US m	EBITDA (5)		Adj. EBITDA (5)			L+bps
Term loan A	300	1.2	x	1.4	x	9.0%	300
Term loan B	295	1.2	x	1.4	x	8.9%	350
Term loan C	295	1.2	x	1.4	x	8.9%	400

Total Senior Debt	890	3.7	x	4.2	x	26.7%

Mezzanine	385	1.6	x	1.8	x	11.6%	500 - 550

Total Debt (Funded)	1,275	5.3	x	6.0	x	38.3%

News Corp Vendor Note	242	1.0	x	1.1	x	7.3%

Shareholder’s Equity	1,813	7.5	x	8.6	x	54.4%

Total Capitalisation	3,330	13.8	x	15.7	x	100.0%

Revolving Credit Facility	150
Acquisition Facility	50

Key LBO Model Assumptions

•	Transaction closing assumed at 3Q of 2008 (30 September 2008)

•	Exit assumed at Year 4 (30 June 2012)

•	Purchase at US$63 per share offer price

•	Entry and Exit multiples are excl. fees and expenses

•	Entry at 12.7x(1) FV/CY EBITDA 08 (5) (or 14.5x (1) FV/Adj. CY EBITDA 08 (5))

•	Exit at 12.0x FV/Fwd CY EBITDA

•	Sept-08 cash position of US$725m of cash and US$60m of debt-like items(3) as per PWC Draft Structure Paper 8 August 2008

•	Structure assumes:

•	Debt financing at 6.0x CY Adjusted EBITDA 08 (5) as shown above

•	Use of existing cash balance, assuming US$60m minimum cash remains on balance sheet

•	No shareholder loans

•	Permira and News Corp each contribute 51% and 49% of a US$1,800m total equity amount

•	Management contribution of US$13.5m

Notes:	Analysis based on Management unadjusted projections.

(1)	Assumes 59.4m fully diluted shares outstanding based on PWC Draft Structure Paper 8 August 2008. Net Cash position of US$665m (cash of US$725m and debt-like items of US$60m)
(2)	Based on a US$13.5m minimum management contribution for a combination of Hurdle Shares and Series B shares; management has the option to invest in additional Series B shares
(3)	Debt like items include costs associated with releasing trapped cash, contingent liabilities from prior acquisitions, liability accruals and claims, and pension deficit (source: PWC)
(4)	Estimate; includes (a) US$45m of financing, advisory, legal, transaction and (b) investor fees of US$30m (US$15m to Permira; US$15m to News Corp).
(5)	Management CY EBITDA 08E of US$242m, CY Adjusted EBITDA 08E of US$212m. Adjustment for management costs and deferred revenue.
(6)	Total Equity including News Corp Rollover of US$882m.

18

LBO Analysis – Returns Sensitivity

Total Shareholders Returns at US$63

(Exit in 2012)

Adjusted Management Case (1)

Forward Exit Multiple

Adjusted Management Revised Upside Case (1)

Forward Exit Multiple

(1)	Adjusted for Shekel / US$ exchange rate impact only.

19

Appendix

A. Supplementary Valuation Materials

EBITDA Adjustments Calculation

1. Exchange Rate Adjustment to Israel Cost Base

		Year Ended June 30
(US$ Million, Unless Otherwise Stated)		2008E	2009E	2010E	2011E	2012E
FX Rate Assumptions
Rate Used in Management Case	4.11	4.11	3.65	3.65	3.65	3.65
Spot	3.26	3.26	3.26	3.26	3.26	3.26
EIU Projections (Average - Dec YE) (1)		3.46	3.70	3.85	4.00	4.10
EIU Projections (Average - Jun YE) (1)		3.58	3.78	3.93	4.05	4.09

Israel Total Expenses as per Management (2)			150	161	178	196
Implied Total Expenses (IS m)		—	548	587	650	716
Adjusted Total Expenses - at Spot Rate		—	168	180	199	219
Adjusted Total Expenses - at Projected Rate		—	145	150	161	175

FX Adjustment - at Spot Rate			(18)	(19)	(21)	(23)
FX Adjustment - at Projected Rate			5	11	18	21

Net Savings on Staff Redistribution (1)
Reduction Israel Staff		—	—	—	6	14
Increase India Staff		—	—	—	(2)	(5)

Impact on EBITDA
Incremental FX related Cost - at Spot			(18)	(19)	(17)	(15)
EBITDA Post FX Adj. - Spot			234	262	308	348

Incremental FX Related Cost - at Projected Rate (a)			5	11	22	29
EBITDA Post FX Adj. - at Projected Rate			256	292	347	392

2. Management Incentivisation Costs

	Year Ended June 30
(US$ Million, Unless Otherwise Stated)	2008E	2009E	2010E	2011E	2012E
Equity Based Compensation Assumptions
Equity Based Compensation	17.0	18.0	20.0	21.9	23.2
Cost Per Head	4.4	4.4	4.4	4.4	4.4
Group Headcount (‘000s)	3,907	4,128	4,598	5,028	5,328

Impact on EBITDA
Incremental Cost (b)	(17)	(18)	(20)	(22)	(23)
EBITDA Post Equity Based Compensation Costs		233	261	304	339
EBITDA Post FX Adj. and Equity Based Compensation Costs		216	242	287	325

3. Deferred Revenue Adjustment

	Year Ended June 30
(US$ Million, Unless Otherwise Stated)	2008E	2009E	2010E	2011E	2012E
Increase / (Decrease) in Units of Cards Shipped (‘000)
Customer 1	0	(6,577)	(5,943)	0	0
Customer 2	0	(2,400)	(2,400)	(2,400)	(1,800)
Other	0	(980)	(980)	(443)	0

Total	0	(9,957)	(9,323)	(2,843)	(1,800)

Increase / (Decrease) in Revenue
Customer 1	0	(38)	(38)	0	0
Customer 2	(18)	(12)	(14)	(14)	(11)
Other	(6)	(5)	(5)	(2)	0

Total	(23)	(55)	(57)	(16)	(11)

Increase / (Decrease) of Associated Costs
Customer 1	0	(17)	(17)	0	0
Customer 2	(9)	(7)	(7)	(7)	(5)
Other	(2)	(3)	(3)	(1)	0

Total	(10)	(26)	(27)	(8)	(5)

Impact on EBITDA
Customer 1	0	(21)	(21)	0	0
Customer 2	(9)	(6)	(6)	(7)	(6)
Other	(4)	(2)	(2)	(1)	0

Incremental Cost (c)	(13)	(29)	(30)	(8)	(6)

EBITDA Post Adjustment for Deferred Revenue		280	311	334	369
EBITDA Post Adj. for FX, Incentiv. and Deferred Rev.		187	212	278	318

EBITDA Post Total Adjustments (a,b,c)		187	212	278	318

Source:	NDS information, vendor due diligence reports.
Note:	(1)	Projections from Economic Intelligence Unit. Projected average annual rate.
	(2)	Israel Total Expenses includes Israel operating expenses, Israel-based costs for Jungo and Castup.

20

Costs Associated to Deferred Revenue - DCF Valuation

	Projected year end June,
	2008	2009	2010	2011	2012
Costs Associated to Deferred Revenue	(13.0)	(28.8)	(30.0)	(8.1)	(6.4)
Tax Rate	29.5%	28.0%	28.0%	28.0%	28.0%
Tax Savings	(3.8)	(8.1)	(8.4)	(2.3)	(1.8)

Net Costs Cash Flows	(9.1)	(20.7)	(21.6)	(5.8)	(4.6)
Discounted Cash Flows	(8.9)	(18.5)	(17.6)	(4.3)	(3.1)
Terminal Cash Flow					(4.6)
Terminal Value @ 2% Perpetuity Growth Rate	(48.1)
PV of Terminal Value at WACC of 9.5%	(32.8)
Total PV of Cash Flows at WACC of 9.5%	(85.2)

Assumptions
Perpetuity Growth Rate	0.0%
WACC	9.5%

21

WACC Calculation

	Low	Mid	High
Cost of Equity
US Risk Free Rate (30-Year) (a)	4.53%	4.53%	4.53%

Equity Market Risk Premium (b)	4.0%	5.0%	6.0%
Asset Beta (c)	1.00	1.00	1.00
Relevered Equity Beta	1.31	1.31	1.31

Adjusted Equity Market Risk Premium (d)	5.2%	6.5%	7.9%
Cost of Equity (e)	9.8%	11.1%	12.4%

Cost of Debt
US Risk Free Rate (10-Year) (f)	3.98%	3.98%	3.98%
Estimated Credit Spread (g)	2.50%	2.50%	2.50%
Cost of Debt (Pretax)	6.48%	6.48%	6.48%
Effective Marginal Tax Rate	28.0%	28.0%	28.0%
Cost of Debt (After-tax)	4.66%	4.66%	4.66%

Target Debt/Capitalization (Market)	30.0%	30.0%	30.0%

WACC (h)	8.2%	9.2%	10.1%

(a)	30-year US Government Bond yield.
(b)	Citigroup Financial Strategic Group estimate.
(c)	Equity beta low based on NDS beta, high beta based on Kudelski.
(d)	Equity market risk multiplied by equity beta.
(e)	Cost of Equity = Risk-Free Rate (RF) + Equity Beta (bE) * Equity Risk Premium (RM -RF).
(f)	10-year US Government Bond yield.
(g)	Citigroup estimates.
(h)	WACC = [(RF+PRP+ID+bE*(RM -RF)+RP)*%E]+[KD*(1 T)*%D].

NDS Asset Beta Analysis

	Historical Beta	Predicted Beta	Market Leverage	Asset Beta (Historic)	Asset Beta (Predicted)
Kudelski	1.17	1.24	5%	1.12	1.19
Macrovision	1.09	1.34	(3)%	1.11	1.37
OpenTV	1.20	1.46	(87)%	1.66	2.02
Aladdin	0.84	0.67	(107)%	1.22	0.96
Low	0.84	0.67	(107)%	1.11	0.96
Median	1.13	1.29	(45)%	1.17	1.28
Mean	1.08	1.18	(48)%	1.28	1.39
High	1.20	1.46	5%	1.66	2.02
NDS	0.91	1.04	(28)%	1.08	1.24

22

B. Supplementary Transaction Materials

Financing Overview

	Term Loan A, B, C	Revolving Credit Facility	Mezzanine	Vendor Note
Facility	• US$300 million Term Loan A • US$295 million Term Loan B • US$295 million Term Loan C	• US$150 million revolving credit • US$50 million sub-limit for acquisitions	• US$385 million mezzanine	• US$242 million vendor loan

Pricing	• TLA - L+300 bps (subject to margin ratchet) • TLB - L+350 bps (subject to margin ratchet) • TLC - L+400 bps	• L+300 bps (subject to margin ratchet)	• L / E+ 5.0% cash pay • 5.5% PIK	• 13.0% PIK

Maturity	• TLA – 7 years from close • TLB – 7.5 years from close • TLC – 8 years from close	• 7 years from close	• 9 years from close	• Earliest of: • An Exit • Occurrence of a Qualifying IPO • 9.5 years from date of issue • A refinancing in full of the Senior and Mezzanine Facilities

Required Amortisation	• TLA – repaid in semi-annual instalments starting in December 2009 • TLB, C bullet at maturity	• Bullet at maturity, except for acquisition borrowings which are repaid in semi annual instalments starting 3.5 years from close	• Bullet at maturity	• Bullet at maturity

Source: Joint Term Sheet prepared by Clifford Chance dated 8 August 2008.

Note: Excludes US$75m undrawn acquisition facility with terms no more onerous than the Senior Term Facilities available 4 years from close maturing seven years from close if drawn.

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Summary of Key Proposed Terms of Management Equity

(US$ millions)	Hurdle Shares(1)	Mandatory B Ordinary Shares	Additional B Ordinary Shares	Employee Shares(2)
Amount	US$6.0(3)	US$7.5(4)	Amount TBD	3% of Ordinary Shares

Pro Rata Reduction of News Corp and Permira Investment	✓	✓	✓

Voting		✓	✓

Tag Along	✓	✓	✓	✓

Drag Along	✓	✓	✓	✓

Subject to Leaver Provisions	✓	✓		✓

Entitled to Receive Dividends / Distributions		✓	✓

Source: Presentation to the Independent Directors prepared by News Corp and Permira dated 27 June 2008.

(1)	Entitled to 8% of any Equity Surplus Proceeds which are proceeds after (i) B Ordinary Shares receive initial investment cost, (ii) options receive 3% of Exit Proceeds, (iii) B Ordinary Shares receive a 13% p.a. compounded return, then (iv) B Ordinary receive 92%/Hurdle Share receive 8% of such surplus.
(2)	Granted by the Compensation Committee as follows: (i) 1% at Completion, (ii) 0.75% on 1st anniversary (iii) 0.75% on 2nd anniversary, (iv) 0.50% on 3rd anniversary.
(3)	Includes US$0.75m issued to an employee benefit trust.
(4)	Management has the option to borrow from NDS to finance subscription of mandatory B shares.

24

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